UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

January 18, 2005

Date of Report (Date of Earliest Event Reported)

THE PEOPLES HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Mississippi	1-13253	64-0676974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38802-0709

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, including area code: (662) 680-1001

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On January 18, 2005, The Peoples Holding Company issued a press release announcing fourth quarter earnings for 2004. The press release is furnished as Exhibit 99.1 to this Form 8-K.

ITEM 2.06 MATERIAL IMPAIRMENTS.

On January 14, 2005, Peoples recorded an other-than-temporary non-cash, non-operating impairment charge for the fourth quarter of 2004 of approximately $675,000 after-tax, or $.07 per diluted share, related to certain Fannie Mae ("FNMA") and Freddie Mac ("FHLMC") preferred stock owned by Peoples. The impairment charge was required as a consequence of a late December FNMA offering of $5 billion in preferred stock which had a wider spread than previous issues, which in turn resulted in somewhat lower values for other outstanding preferred stock. Peoples elected to record this unrealized loss as an other-than-temporary impairment in accordance with generally accepted accounting principles (GAAP).

The impairment is being recognized on $5,050,000 of predominately variable-rate securities that are rated AA- and Aa3 by S&P and Moody's, respectively. These investment grade securities are held as part of Peoples' available for sale portfolio; therefore, the unrealized losses have already been recorded as a reduction in other comprehensive income and no additional charges to capital are required. Peoples believes a conservative interpretation of current accounting literature requires this charge to be recorded at this time with respect to the FNMA and FHLMC securities, although Peoples believes that this does not reflect the true long-term economic value of these instruments as interest rates rise.

Peoples does not believe that any future cash expenditures will be required as a result of this impairment charge.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) The following exhibit is filed herewith:

99.1	Press Release, dated January 18, 2005, issued by The Peoples Holding Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEOPLES HOLDING COMPANY
Registrant

DATE: January 18, 2005	/s/ E. Robinson McGraw
E. Robinson McGraw
President & Chief Executive Officer

EXHIBIT INDEX
EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release, dated January 18, 2005, issued by The Peoples Holding Company.